Exhibit 99.1

DUCKWALL-ALCO STORES, INC. REPORTS EARNINGS FOR
SECOND QUARTER AND FIRST HALF OF FY2005

   First Prototype Store With Expanded Grocery Opened In Second Quarter

ABILENE, Kansas – August 23, 2004 — Duckwall-ALCO Stores, Inc. (NASDAQ National Market: DUCK), which operates 265 full-line discount and hometown variety stores in 21 states in the central U.S., today announced earnings for the second quarter and first half of FY2005.

Net sales for the second quarter increased 0.8% to $109.6 million, while same-store sales rose approximately 0.1%. Management believes that sales comparisons to the prior-year quarter were unfavorably impacted by higher gasoline prices that affected discretionary consumer spending, the absence of Federal tax rebates distributed during the summer of last year, the shift in a Texas sales tax “holiday” from July last year to August in 2004, generally much cooler weather patterns that impacted sales of warm weather merchandise (e.g., fans), and the timing of a back-to-school advertising circular for the Duckwall division. Net sales for the first six months of the fiscal year increased 2.1% to $212.4 million, while same-store sales decreased approximately 0.1%.

Gross margin for the most recent quarter increased slightly to 32.9% of sales, compared with 32.7% in the second quarter of FY2004, due primarily to lower shrinkage and merchandise acquisition costs. In addition, the Company’s logistics department was able to reduce freight expenses, as a percentage of sales, despite significantly higher fuel prices and legislation that increased transportation costs. These improvements were partially offset by slightly higher markdowns, as customers purchased more items on sale. For the first six months of FY2005, gross margin held steady at 33.0% of sales.

Operating expenses increased to 30.8% of sales (vs. 30.4%) in the second quarter of FY2005. A significant factor in this increase involved general insurance costs, which rose $625,000 (0.6% of sales) from the prior-year quarter, primarily due to an adjustment in the Company’s reserves for workers compensation (for the policy year ended 5/31/04) that followed a revision in actuarial estimates. Higher medical insurance costs, along with increased credit card processing fees (due to higher usage of credit cards by customers) also played a role in raising the Company’s operating expense ratio in the most recent quarter. These increased expenses were partially offset by lower depreciation, amortization and store remodeling costs. Additionally, the Company recorded a $275,000 reduction in certain expenses related to “layaways”, compared with an adjustment of $0 in the corresponding prior-year period. The Company has already implemented actions to reduce medical insurance and workers compensation costs, and management is evaluating alternatives to further control such expenses.

Interest expense declined to $279,000 in the most recent quarter, from $328,000 in the prior-year period, primarily due to lower borrowings. For the first six months of FY2005, interest expense declined to $561,000, compared with $718,000 last year.

The Company’s effective tax rate for the most recent quarter approximated 38.0%, compared with 36.3% in the second quarter of FY2004. The tax rate was lower in the prior-year quarter due to the availability of a work opportunity tax credit. This tax credit may be renewed again this year by Congress, but it had not been renewed as of the close of the quarter. If legislation is passed to reauthorize such tax credits, the Company’s effective tax rate will be lowered at that time.

For the quarter ended August 1, 2004, earnings from continuing operations totaled $1,234,000, or $0.28 per diluted share, compared with $1,341,000, or $0.31 per diluted share, in the second quarter of FY2004. Net earnings totaled $1,187,000, or $0.27 per diluted share, in the most recent quarter, versus $1,599,000, or $0.37 per diluted share, in the quarter ended August 3, 2003. For the first half of FY2005, earnings from continuing operations totaled $1,938,000, or $0.44 per diluted share, compared with $1,954,000, or $0.45 per diluted share, in the corresponding period of the previous fiscal year. Net earnings totaled $1,874,000, or $0.42 per diluted share, for the first half of FY2005, versus with $2,157,000, or $0.50 per diluted share, in the six months ended August 3, 2003.

“Our second quarter earnings decline relative to last year was largely attributable to items that are not recurring, such as a gain on the sale of a store in last year’s second quarter and a one-time adjustment to workers compensation insurance reserves based on advice from our insurance actuaries, advisors and underwriters,” commented Glen L. Shank, Chairman and Chief Executive Officer of Duckwall-ALCO Stores, Inc. “These two items, along with unusually high medical insurance costs, reduced second quarter earnings by approximately $0.16 per diluted share from the prior-year period. While the sharp rise in medical insurance and workers compensation costs was particularly disappointing, we were pleased with the Company’s ability to reduce expenses that were under the control of management, as a percentage of sales. This was especially important given a sales environment that was challenged by higher gasoline prices that impacted discretionary consumer spending, the absence of Federal income tax rebates that boosted sales in the prior-year quarter, and cooler temperatures this year.”

“We believe that the greatest potential to achieve the Company’s financial goals, while continuing to provide outstanding customer service, involves a stronger emphasis on consumables, and Duckwall-ALCO is well-positioned to pursue this opportunity,” continued Shank. “In June, we opened our first prototype ‘ALCO Market Place’ store with an expanded selection of grocery products. Once we optimize the operational efficiencies of this prototype and evaluate customer response, we plan to aggressively roll out the concept in other markets.”

“While our long-term business strategy of targeting smaller markets that are not served locally by other national or regional full-line discount retailers has proven successful, we continue to operate in a highly competitive discount retail industry that faces a number of challenges,” noted Shank. “Higher gasoline prices, for instance, not only raise the Company’s transportation costs, but could reduce discretionary spending by many American families. Under such circumstances, we believe an increased emphasis upon consumable merchandise should cushion the impact of any reduction in consumer spending on higher priced products.”

“I would like to report that the capabilities of various business advisory firms to advise us on strategic positioning and operating effectiveness have been under evaluation since June of this year. At our Board meeting last Thursday, this search was narrowed to a single candidate, and the Board authorized management to engage this leading business advisory firm once suitable terms of a working relationship are agreed upon. After we have engaged this business advisory firm, they will do a strategic and operational review of our Company. After they have completed their analysis, they will work with the Board and management to develop a revised business plan.  The significant elements of our revised business plan will, of course, be communicated to all stockholders. Our Board, management and other advisors will also examine other means of enhancing stockholder value in the coming months”, concluded Shank.

During the second quarter and first half of FY2005, the Company remodeled 7 and 13 ALCO stores, respectively, as part of an ongoing program to enhance the performance of existing stores. A total of 100 stores have been remodeled since the inception of the remodeling program four years ago. Since March, 2002 the Company has also opened a net total of 19 new ALCO stores that incorporate its latest merchandising concepts, bringing the total number of ALCO stores with the updated format to 119 as of August 1, 2004.

During the most recent quarter, the Company opened 2 new ALCO stores (Minnesota and Colorado), converted 1 ALCO store into an ALCO Market Place store (Oklahoma), and opened 2 new Duckwall Stores (Arkansas and Oklahoma). One ALCO store and 2 Duckwall stores were closed during the quarter. Management plans to open a total of approximately 7 new ALCO stores and 2 new Duckwall stores during the current fiscal year. Additionally, the Company expects to convert approximately 2 more locations to the new ALCO Market Place format during the balance of FY2005 (one of which reopened August 3, 2004 in Kansas).

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores Inc. is a leading regional retailer that currently operates 265 full-line discount and hometown variety stores in 21 states in the central portion of the United States under the names “ALCO”, “ALCO Market Place” and “Duckwall”. The Company’s strategy is to target smaller markets not served by other regional or national full-line retail discount chains and provide the most convenient access to retail shopping within each market. The Company is headquartered in Abilene, Kansas and its common stock is listed on the NASDAQ National Market under the symbol “DUCK”.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: Dick Mansfield
Vice President, Finance, Treasurer and Chief Financial Officer
785-263-3350 x286
e-mail: dmansfield@duckwall.com
internet home page: www.duckwall.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via
e-mail at info@rjfalkner.com

— Tables to follow —

DUCKWALL-ALCO STORES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	August 1, 2004	August 3, 2003	August 1, 2004	August 3, 2003
Net sales	$ 109,601	$108,719	$ 212,449	$208,029
Cost of sales	73,538	73,188	142,265	139,401

Gross profit	36,063	35,531	70,184	68,628
Selling, general and administrative	32,120	31,228	63,085	61,183
Depreciation and amortization	1,673	1,872	3,412	3,663

Total operating expenses	33,793	33,100	66,497	64,846
Operating income from continuing
operations	2,270	2,431	3,687	3,782
Interest expense	279	328	561	718

Earnings from continuing operations
before income taxes	1,991	2,103	3,126	3,064
Income tax expense	757	762	1,188	1,110

Earnings from continuing operations	1,234	1,341	1,938	1,954
Earnings / (Loss) from discontinued
operations, net of income tax	(47)	258	(64)	203
Net earnings	$ 1,187	$ 1,599	$ 1,874	$ 2,157

Per share data (diluted):
Earnings from continuing operations	$ 0.28	$ 0.31	$ 0.44	$ 0.45
Net earnings	$ 0.27	$ 0.37	$ 0.42	$ 0.50
Weighted-average shares outstanding:
Basic	4,367	4,197	4,344	4,228
Diluted	4,465	4,289	4,444	4,303

DUCKWALL-ALCO STORES, INC.
Consolidated Balance Sheet
(In thousands)
Unaudited

	August 1, 2004	August 3, 2003
Assets
Current assets:
Cash and cash equivalents	$ 2,049	$ 1,809
Receivables	1,865	2,045
Refundable income tax	295	--
Inventories	133,069	132,067
Prepaid expenses	2,754	2,617

Total current assets	140,032	138,538

Property and equipment	89,449	85,315
Less accumulated amortization	62,558	56,779

Net property and equipment	26,891	28,536

Property under capital leases, net of accum. amortization	2,812	3,345
Other non-current assets	127	202
Deferred income taxes	1,033	557

Total assets	$170,895	$171,178

Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$ 271	$ 516
Current maturities of capital lease obligations	802	712
Accounts payable	27,352	28,499
Income taxes payable	--	1,395
Accrued salaries and commissions	4,185	4,593
Accrued taxes other than income	5,099	4,822
Other current liabilities	4,890	2,832
Deferred income taxes	1,667	2,175

Total current liabilities	44,266	45,544
Notes payable under revolving loan credit facility	9,004	14,576
Long-term debt, less current maturities	--	271
Capital lease obligations, less current maturities	4,182	5,028
Other noncurrent liabilities	1,296	1,397
Deferred revenue	210	638

Total liabilities	58,958	67,454

Stockholders’ equity
Common Stock, $.0001 par value, authorized
20,000,000 shares in 2004 and 2003; issued
and outstanding 4,380,203 and 4,205,632
shares in 2004 and 2003, respectively	1	1
Additional paid-in capital	50,199	48,216
Retained earnings	61,737	55,507

Total stockholders’ equity	111,937	103,724

Total liabilities and stockholders’ equity	$170,895	$171,178